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ANADYS PHARMACEUTICALS REPORTS SECOND QUARTER
2011 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, August 8, 2011 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its program highlights and financial results for the second quarter ended June 30, 2011.

Development Program Highlights

•	Enrollment is complete in the Phase IIb study of setrobuvir (ANA598), in which setrobuvir is being tested in combination with pegylated interferon and ribavirin in hepatitis C patients. All patients are scheduled to complete their 12 week visit by the end of the third quarter of 2011 and the Company expects to release preliminary 12 week data shortly thereafter. Antiviral response data through 24 weeks are expected around year-end. Anadys also entered into its first cross-company clinical trial agreement to study setrobuvir in combination with another direct-acting antiviral (DAA) in healthy volunteers.

•	Anadys was granted U.S. Patent No. 7,939,524, which recognizes the Company’s intellectual property rights to the composition of matter and methods of use for setrobuvir and related compounds.

•	Anadys is finalizing preparations for a Phase IIa study of ANA773 in combination with ribavirin in HCV patients, which it expects to initiate in Europe during the third quarter of 2011. The Company expects to complete dosing in the first cohort in this study during the fourth quarter of 2011. Phase I clinical data for ANA773 from a previously completed cancer study was presented in June at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting. In this study, ANA773 showed a favorable safety and tolerability profile at doses that had desired effects on the innate immune system.

“Having completed enrollment in the Phase IIb study of setrobuvir with interferon and ribavirin, we have now turned our focus to the implementation of combination studies of setrobuvir with other DAAs,” said Steve Worland, Ph.D., President and CEO of Anadys. “In addition to the first agreement entered into this past quarter, we are currently taking steps to pursue additional DAA combination studies with setrobuvir in the near-term.”

Financial Results and Highlights

As of June 30, 2011, Anadys’ cash, cash equivalents and securities available-for-sale totaled $25.8 million compared to $38.0 million as of December 31, 2010. The decrease in cash, cash equivalents and securities available-for-sale is the result of cash utilization to fund operations during the first six months of 2011.

Total operating expenses were $8.5 million for the second quarter of 2011, compared to $4.7 million for the second quarter of 2010. Included as a component of Anadys’ operating expenses were non-cash, share-based expense of $0.4 million for the second quarter of 2011 and 2010.

Research and development expenses were $7.0 million for the second quarter of 2011, compared to $3.1 million for the second quarter of 2010.  The $3.9 million increase was primarily attributable to a $3.5 million increase in setrobuvir (ANA598) development costs and a $0.7 million increase in ANA773 development costs.

General and administrative expenses were relatively consistent at $1.5 million for the second quarter of 2011 compared to $1.6 million for second quarter of 2010.

The net loss was $8.1 million for the second quarter of 2011, compared to a net loss of $3.0 million for the second quarter of 2010.  Included as a component of net loss were non-cash gains of $0.4 million and $1.6 million for the second quarter of 2011 and 2010, respectively, resulting from a decrease in the liability associated with our common stock warrants. The warrants were issued in connection with a “registered direct” offering in June 2009. Basic and diluted net loss per common share was $0.14 in the second quarter of 2011, compared to $0.08 in the second quarter of 2010. Non-cash share-based expense resulted in a $0.01 increase in basic and diluted net loss per share for the second quarter of 2011 and 2010.

For the six months ended June 30, 2011, Anadys reported a net loss of $14.1 million, compared to $9.2 million for the same period last year. Basic and diluted net loss per common share were $0.25 for the six months ended June 30, 2011 compared to $0.24 for the same period last year.

Conference Call Webcast

Anadys will host a conference call and webcast at 5:00 pm Eastern Daylight Time today to discuss its second quarter 2011 financial results and highlights. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 39592231. The webcast and telephone replay will be available through August 22, 2011.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating expenses
Research and development	7,026	3,064	12,008	6,785
General and administrative	1,509	1,599	3,069	3,241

Total operating expenses (1)	8,535	4,663	15,077	10,026
Interest income and other, net	41	39	80	92
Gain from valuation of common stock warrant	372	1,647	924	754
liability

Total other income, net	413	1,686	1,004	846
Net loss (1)	$(8,122)	$(2,977)	$(14,073)	$(9,180)

Net loss per share, basic and diluted (1)	$(0.14)	$(0.08)	$(0.25)	$(0.24)

Share used in calculating net loss per share,
basic and diluted	57,160	39,288	57,151	38,320

(1) Includes non-cash share-based expenses of $366 and $425 or approximately $0.01 and $0.01 effect on basic and diluted net loss per common share for the three months ended June 30, 2011 and 2010, respectively. Includes non-cash share-based expenses of $857 and $963 or approximately $0.01 and $0.03 effect on basic and diluted net loss per common share for the six months ended June 30, 2011 and 2010, respectively.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$25,846	$37,984
available-for-sale
Other current assets	1,360	1,319
Noncurrent assets	138	234

Total assets	$27,344	$39,537

Liabilities and Stockholders’ Equity
Current liabilities	$4,867	$2,970
Common stock warrant liability	957	1,881
Other long-term liabilities	6	13
Stockholders’ equity	21,514	34,673

Total liabilities and stockholders’ equity	$27,344	$39,537

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. Anadys is conducting a Phase IIb study of setrobuvir, the Company’s DAA, added to pegylated interferon and ribavirin for the treatment of hepatitis C. The Company is also preparing to resume clinical development of ANA773, the Company’s oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Anadys’ expectations regarding the timing for receipt and release of data from the setrobuvir (ANA598) and ANA773 studies and its plans to pursue additional DAA combination studies with setrobuvir.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that setrobuvir or ANA773 will not have unforeseen safety issues, will have favorable results in ongoing or future clinical trials, or will receive regulatory approval.   In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to enter into agreements to test setrobuvir in combination with other DAAs, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ most recent Form 10-Q.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com